99 CENTS ONLY STORES ANNOUNCES SATISFACTORY COMPLETION OF THE SEC'S DIVISION OF CORPORATE FINANCE'S REVIEW AND REPORTS IT WILL NOT BE REQUIRED TO MAKE ANY ADJUSTMENTS.

99 CENTS ONLY STORES WILL ISSUE ITS FOURTH QUARTER 2003 EARNINGS RELEASE ON THURSDAY MARCH 11, 2004.

      CITY OF COMMERCE, CA - March 8, 2004 -- 99 Cents Only Stores(R) (NYSE:NDN) announced today the completion of the review by the SEC's Division of Corporation Finance of the Company's 2002 Form 10-K and Form 10-Qs for the quarters ended March 31, June 30 and September 30, 2003. The Company will not be required to make any adjustments to previously reported periods as a result of this review.
      The Company had previously delayed its fourth quarter 2003 earnings release and conference call as a result of matters raised in a comment letter from the Division of Corporation Finance regarding the accounting related to the disposition of Universal International, and pending finalization of an increase to its California workers' compensation reserve for year-end 2003.
      The Division of Corporate Finance was satisfied with the Company's response to their comment letter. The Company has also finalized its increase to its California workers' compensation reserve for year-end 2003.
      On Thursday March 11, 2004, the Company will release its fourth quarter 2003 earnings at 1:30PM Pacific Time and conduct its earnings conference call at 2:30PM Pacific Time. The conference call call-in number will be announced in a release later today. The Company plans to report earnings per share of $0.21 for the fourth quarter of 2003.
      99 Cents Only Stores, the nation's oldest existing one-price retailer, operates 194 retail stores in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. 99 Cents Only Stores emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.
      This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the Company to identify and obtain leases for new stores, the ability of the Company to acquire inventory at favorable costs, and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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